Exhibit 3.13
ARTICLES OF INCORPORATION
OF
ELECTRODYNAMICS, INC.
KNOW ALL MEN BY THESE PRESENTS:
          That the undersigned hereby adopt the following Articles of Incorporation pursuant to the laws of the State of Arizona:
ARTICLE I
NAME
          The name of the corporation shall be ELECTRODYNAMICS, INC.
ARTICLE II
KNOWN PLACE OF BUSINESS
          The known place of business of the corporation shall be:
3500 North Greenfield Road
Mesa, Arizona 85201
But other offices and places for conducting business within the State of Arizona may be established from time to time by the Board of Directors.
ARTICLE III
PURPOSES, POWERS, AND INITIAL BUSINESS
          The objects and purposes for which the corporation is organized, and the general nature of the business which it intends to transact, are as follows:
          (a) To manufacture and sell products for aerospace, military and industrial applications, including, but not limited to video mappers, counting accelerometers, elapsed time indicators, precision timing motors, electronic timers, electronic switches, electromagnetic fault indicators, potentiometers, and other electronic devices.
          (b) To engage in any lawful business permitted to a private corporation under the laws of the State of Arizona, and to do all of the corporate powers enumerated in the Arizona Business Corporation Act;
          (c) To do all things necessary or convenient for the accomplishment or furtherance of any of the purposes stated herein, and to do all things necessary or convenient for the protection and the benefit of the corporation.

ARTICLE IV
AUTHORIZED CAPITAL
          The authorized capital of the corporation shall be One Thousand Dollars ($1,000.00), consisting of 1,000 shares of Common Stock, one dollar ($1.00) par value.
ARTICLE V
BOARD OF DIRECTORS
          The business and affairs of the corporation shall be managed and conducted by a Board of Directors consisting of such number of persons as shall be fixed by the By-Laws. The initial Board of Directors shall consist of five (5) directors. The persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected are:
B. Paul Barnes
3500 North Greenfield Road
Mesa, Arizona 85205
Thomas A. Dickey
3500 North Greenfield Road
Mesa, Arizona 85205
Gerard G. Ellis
3500 North Greenfield Road
Mesa, Arizona 85205
William H. Mallender
3500 North Greenfield Road
Mesa, Arizona 85205
Ralph A. Rockow
3500 North Greenfield Road
Mesa, Arizona 85205
ARTICLE VI
INCORPORATORS
          The incorporators of the corporation are:

Mark S. Dickerson	Laura Gallup
3500 North Greenfield Road	3500 North Greenfield Road
Mesa, Arizona 85205	Mesa, Arizona 85205

ARTICLE VII
STATUTORY AGENT
          The initial statutory agent of the corporation, who may be replaced at any time by the Board of Directors is:
Mark S. Dickerson
3500 North Greenfield Road
Mesa, Arizona 85205
          IN WITNESS WHEREOF, we, the undersigned, have hereunto set our hands this 10th day of September, 1981.

/s/ Mark S. Dickerson
Mark S. Dickerson

/s/ Laura Gallup
Laura Gallup

STATE OF ARIZONA	)
	)	ss.
COUNTY OF MARICOPA	)
          On this, the 10th day of September, 1981, before me, the undersigned Notary Public, personally appeared Mark S. Dickerson and Laura Gallup, known to me (or satisfactory proven) to be the persons whose names are subscribed to the within instrument, and acknowledged that they executed the same for the purposes therein contained.
          IN WITNESS WHEREOF, I hereunto set my hand and official seal.

/s/ Leona
Notary Public

My Commission Expires:
                    , 15, 1984